UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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MISONIX, INC.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) amends the Definitive Proxy Statement (the “Proxy Statement”) filed by Misonix, Inc. (the “Company,” “we” or “us”) with the Securities and Exchange Commission (the “SEC”) on May 26, 2020. The Proxy Statement was filed in connection with the Company’s 2020 Annual Meeting of Stockholders to be held on June 30, 2020 (the “Annual Meeting”).

This Amendment is being filed solely to amend and restate Proposal 3 set forth in the Proxy Statement, titled “Proposal Three - Approval of the Amendment to the Misonix, Inc. 2017 Equity Incentive Plan,” to provide additional disclosure or clarify the (1) total dilution of the additional shares added to the reserve of the Misonix, Inc. 2017 Incentive Plan (the “Incentive Plan”), (2) purpose of the Incentive Plan, (3) background and purpose of the proposal, (4) expiration of the Incentive Plan and (5) description of the terms of the Incentive Plan. Certain conforming changes and ministerial changes are also included throughout the proposal.

Proposal 3 in the Proxy Statement is hereby amended and replaced in its entirety with the contents of Proposal 3A contained in this Amendment, titled “Proposal Three - A - Approval of the Amendment to the Misonix, Inc. 2017 Equity Incentive Plan.” The sections of the Proxy Statement that were not amended are unchanged and continue in full force and effect as originally filed. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Proxy Statement. This Amendment should be read together with the Proxy Statement, and the information contained in this Amendment modifies or supersedes any inconsistent material with respect to Proposal 3 contained in the Proxy Statement, and for clarity, all references to Proposal 3 contained in the Proxy Statement should be read to refer to Proposal 3A contained in this Amendment.

- Proposal THREE - A -
APPROVAL OF THE AMENDMENT TO THE MISONIX, INC. 2017 EQUITY INCENTIVE PLAN

On May 6, 2020, the Compensation Committee of our Board voted to approve an amendment to the Misonix, Inc. 2017 Equity Incentive Plan (referred to as the “Incentive Plan”), subject to stockholder approval. The proposed amendment (the “First Amendment”) would (a) add an additional 1,200,000 shares of our common stock, $.0001 par value per share (the “Common Stock”), to the Incentive Plan share reserve, which would bring the total number of shares of our Common Stock reserved under the Incentive Plan to 1,950,000 and (b) extend the term of the Incentive Plan, as described below. Our Board has determined that the remaining number of shares available for issuance under the Incentive Plan is not sufficient for the Company to meet the objectives of its compensation program going forward. The requested increase of 1,200,000 shares represents approximately 6.9% of currently outstanding shares of the Company, and the total number of shares available under the Incentive Plan (1,950,000) would be approximately 11.2% of currently outstanding shares of the Company.

Accordingly, the Board believes that it is in the best interests of the Company to adopt the First Amendment to the Incentive Plan to increase the number of shares of our Common Stock available for grant by 1,200,000 shares of our Common Stock to a total number of 1,950,000 shares of our Common Stock, as provided herein, so that the Company can continue to grant stock incentive awards to employees, directors and consultants as part of their compensation so that we may continue to recruit and retain highly qualified employees, directors and consultants; provide them with an incentive for productivity; and align a portion of their compensation with the growth and value of the Company. If approved, the First Amendment will be effective as of the date of stockholder approval. If the First Amendment is not approved by our stockholders, the Incentive Plan will remain in effect in its present form and the number of shares of our Common Stock available for issuance under our Incentive Plan will not be increased and the expiration date of the Incentive Plan will remain the same.

Background and Purpose of the Proposal. The Incentive Plan currently authorizes awards to be granted covering up to 750,000 shares of our Common Stock. As of May 15, 2020, no additional shares of our Common Stock remained available for issuance upon future grants under the Incentive Plan and 32,052 shares of our Common Stock remained available for issuance under the 2009 Non-Employee Director Stock Option Plan, the 2012 Employee Equity Incentive Plan, the 2012 Non-Employee Director Stock Option Plan and the 2014 Employee Equity Incentive Plan (together the “Prior Plans”). The 32,052 shares of our Common Stock that remain available under the Prior Plans constitutes approximately 0.2% of the currently outstanding shares of the Company. If stockholders approve the increase in shares under the Incentive Plan, the total number of shares that will be available to be issued pursuant to new awards under the Prior Plans and the Incentive Plan will be 1,982,052, or approximately 11.4% of the total shares of the Company currently outstanding. When stockholders approved the initial 750,000 shares of our Common Stock for issuance under the Incentive Plan, such shares constituted approximately 8.3% of the number of shares of Common Stock outstanding at such time.

In December 2009, stockholders approved the 2009 Non-Employee Director Stock Option Plan which authorized awards covering up to 200,000 shares of our Common Stock, or approximately 2.9% of our then outstanding Common Stock. In December 2012, shareholders approved the 2012 Employee Equity Incentive Plan, increasing the number of shares available through then existing plans by 500,000 shares. At the time, the number of shares available prior to the increase was 2,250. Following the increase, the total number of shares available was 502,250, or approximately 7.2% of our then outstanding Common Stock. In December 2012, shareholders also approved the 2012 Non-Employee Director Stock Option Plan, increasing the number of shares available through then existing plans by 200,000 shares. At June 30, 2012, there were 170,000 shares available for future grants under the 2009 Non-Employee Director Stock Option Plan. Following the increase, the total number of shares available was 370,000, or approximately 5.3% of our then outstanding Common Stock. In February 2015, shareholders approved the 2014 Employee Equity Incentive Plan, increasing the number of shares available through then existing plans by 750,000 shares. At the time, the number of shares available prior to the increase was 62,975 shares available for grant under the employee plans and 228,750 shares available for grant under the non-employee directors plans. Following the increase, the total number of shares available was 1,041,725, or approximately 13.6% of our then outstanding Common Stock. In June 2017, shareholders approved the Incentive Plan, increasing the number of shares available through then existing plans by 750,000 shares. As of April 12, 2017, only 131,850 shares of our Common Stock remained available for issuance upon future grants under our existing equity incentive plans. Following the increase, the total number of shares available was 881,850, or approximately 9.8% of our then outstanding Common Stock.

Over the past three years, we have reduced the available shares from all Prior Plans by a total of 400,000 shares through grants of restricted stock, stock options and restricted stock units.

On May 6, 2020, our Board determined that it is in the Company’s best interest to amend the Incentive Plan, subject to stockholder approval, to increase the number of authorized shares of Common Stock by 1,200,000, bringing the total to 1,950,000 shares of Common Stock. The proposed increase in the number of shares authorized for issuance under the First Amendment is expected to provide flexibility to enable the continued use of the Incentive Plan for stock-based grants and awards consistent with the objectives of our compensation program for approximately two to three years while attempting to minimize dilution to our stockholders. The historical burn rate and dilution described above may not be indicative of the actual number of awards that the Compensation Committee approves for issuance in future years. The Incentive Plan does not contemplate the amount or timing of specific equity awards, such that all of the awards could be issued in a single year or could be issued in varying amounts on a year-by-year basis, as the Compensation Committee deems appropriate. As such, the potential dilution is a forward-looking statement, rather than a statement of fact. Actual results may differ materially because of factors such as those identified in reports the Company has filed with the SEC. Historically, our Compensation Committee has determined the appropriate number of awards to be granted to an Eligible Recipient (as defined below), including our executive officers, using its sole discretion.

The following includes aggregated information regarding our view of the overhang and dilution associated with awards currently outstanding under the Incentive Plan and the Prior Plans as of May 15, 2020, the number of shares available for awards under the Incentive Plan and the Prior Plans as of that date, and the proposed number of shares that would be issuable as a result of the First Amendment.

●	Total number of shares of Common Stock subject to outstanding full value awards (including restricted stock and restricted stock units) under the Incentive Plan (0 shares) and the Prior Plans (400,000 shares): 400,000 shares (approximately 2.3% of our outstanding Common Stock).

●	Total number of shares of Common Stock subject to outstanding stock options under the Incentive Plan (747,000 shares) and the Prior Plans (803,231 shares): 1,550,231 shares (approximately 8.9% of our outstanding Common Stock) (outstanding stock options have a weighted average exercise price of $11.54 and a weighted average remaining term of 7.6 years).

●	The proposed additional shares of our Common Stock available for future issuance under the First Amendment is 1,200,000 (approximately 6.9% of our outstanding Common Stock, and reflecting the potential simple dilution of our stockholders of 6.5% that would occur if the First Amendment is approved).

●	Total potential dilution (as a percentage of basic shares of our outstanding Common Stock) associated with the 32,052 shares that are available to be issued pursuant to new awards under the Prior Plans and the Incentive Plan, plus the 400,000 shares subject to outstanding full value awards under the Prior Plans, plus the 1,550,231 shares subject to outstanding stock options under the Incentive Plan and the Prior Plans, plus the proposed 1,200,000 additional shares of our Common Stock available for future issuance under the First Amendment is 15.5%.

Based on the closing price on NASDAQ for our Common Stock on May 15, 2020 of $10.90 per share, the aggregate market value as of May 15, 2020 of the new 1,200,000 shares of Common Stock requested under the First Amendment was $13,080,000. If the price of our Common Stock increases by 5%, 10% or 25%, the market value of the new 1,200,000 shares of Common Stock requested under the First Amendment would be $13,734,000, $14,388,000 and $16,350,000, respectively.

In fiscal years 2017, 2018 and 2019, we granted awards under the Incentive Plan covering 0 shares, 172,000 shares, and 285,000 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 8,398,778 shares, 9,009,189 shares and 9,333,117 shares, respectively, the number of shares of Common Stock that were subject to awards issued under the Incentive Plan constituted approximately 0%, 1.9% and 3.1% for each of 2017, 2018 and 2019 respectively, resulting in an average burn rate for the three-fiscal-year period 2017-2019, not taking into account forfeitures of approximately 1.7%.

On that basis, and the Board’s reasonable estimates of future needs, we anticipate that the 32,052 shares that remained available for issuance as of May 15, 2020 for future awards under the Prior Plans would last less than one year. Based on historic grant rates, particularly in 2019, and taking account of potential increases in our total number of employees as we seek to grow our business during the next two to three years, we anticipate that with the additional 1,200,000 shares requested in connection with approval of the First Amendment, our total share reserve under the Incentive Plan as amended by the First Amendment will last for about two to three years, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Incentive Plan to determine the number and amount of awards to be granted under the Incentive Plan, subject to the terms of the 2020 Plan. Future benefits that may be received by participants under the 2020 plan are not determinable at this time.

In determining the number of shares to request for approval under the First Amendment, our Board worked with the Compensation Committee and outside advisors and considered a number of factors, including the facts above, the historic burn rate, the possible dilutive effect to our stockholders if the First Amendment is adopted, and the benefits of continuing to attract and retain the services of those persons essential to the Company’s growth and financial success and the past grants of stock awards. The Board received information from management regarding the total number of shares available for grants as a percentage of the total number of shares outstanding for the Company. This information was considered by the Board in their determination that the amount of shares to be issued under the First Amendment was not excessive. The Board will reevaluate the size of the pool going forward and intends to be and has been diligent in making sure equity awards are being issued on a conservative and mindful basis. Currently, the Board has no near-term plan to issue additional equity awards to executive officers of the Company.

In evaluating this proposal, stockholders should consider all of the information in this proposal. The proposed First Amendment is included as Appendix B hereto. If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares available for delivery under the Incentive Plan pursuant to the First Amendment.

Only Changes to Existing Incentive Plan. The only changes to the existing Incentive Plan are (a) to increase the aggregate number of shares of our Common Stock that may be issued under the Incentive Plan by 1,200,000 shares, from a total of 750,000 shares to 1,950,000 shares, (b) to increase the maximum number of shares for which incentive stock options may be granted under the Incentive Plan by 1,200,000 shares, from a total of 750,000 shares to 1,950,000 shares, and (c) to extend the term of the Incentive Plan through the tenth anniversary of the date on which the stockholders approve the First Amendment. If stockholders approve the First Amendment at the annual meeting on June 30, 2020, we will not be permitted to issue awards under the Incentive Plan after June 30, 2030.

Description of the Terms of the Incentive Plan. The following summary provides a general description of the material features of the Incentive Plan, but is not a complete description of all provisions of the Incentive Plan, and is qualified in its entirety by reference to the full text of (a) the Incentive Plan, which is attached to this proxy statement as Appendix A and (b) the First Amendment, which is attached to this proxy statement as Appendix B, which collectively comprise the terms of the amended Incentive Plan.

Purposes. The purposes of the Incentive Plan are:

●	to make available to our key employees, directors, and consultants certain compensatory arrangements related to the growth in value of our Common Stock so as to generate an increased incentive to contribute to our future financial success and prosperity;

●	to enhance our ability to attract and retain exceptionally qualified individuals whose efforts can affect our financial growth and profitability; and

●	align, generally, the interests of our key employees, directors, and consultants with the interests of our stockholders.

Principal Features of the Incentive Plan. Awards that may be granted under the Incentive Plan include options, restricted stock and restricted stock units, dividend equivalents, and other stock-based awards (which we refer to collectively as “Awards”).

Eligibility. Any director of the Company, consultant (which includes any natural person providing bona fide services to the Company or an affiliate of the Company, whose services are not in connection with the offer or sale of securities in a capital raising transaction, provided that such party does not directly or indirectly promote or maintain a market in the Company’s securities), or employee of the Company or an affiliate of the Company may be eligible to participate in the Incentive Plan (whom we refer to collectively as “Eligible Recipients”). The basis for participation in the Incentive Plan by Eligible Recipients is the designation of such persons for participation by the Compensation Committee (or its proper delegate) in its discretion. As of May 15, 2020, there were approximately 257 employees, 4 directors and no consultants eligible to participate in the Incentive Plan.

Administration of Incentive Plan. Our Compensation Committee, consisting of non-employee directors chosen by our Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, will, among other things, administer the Incentive Plan. The Incentive Plan vests broad powers in the Compensation Committee to administer and interpret the Incentive Plan. Except when limited by the terms of the Incentive Plan, the Compensation Committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; and determine whether such performance objectives and conditions have been met. In its discretion, the Compensation Committee may delegate its authority to grant awards to one or more of our executive officers, subject to certain limitations and provided applicable law so permits. The number of Eligible Recipients who may receive Awards under the Incentive Plan will likely vary from year to year. In 2017, 2018 and 2019, approximately 0, 6 and 13 Eligible Recipients received awards under the Incentive Plan, respectively. In 2017, 2018 and 2019, approximately 48, 54 and 28 recipients received awards under the Incentive Plan and Prior Plans, respectively.

Shares Available for Issuance. The maximum number of shares of our Common Stock that may be available under the Incentive Plan as amended by the First Amendment would be 1,950,000 shares. The Company may, in its discretion, issue under the Incentive Plan authorized but unissued shares or shares that we have reacquired. Shares of our Common Stock subject to Awards that have by their terms expired, or are forfeited, canceled, or surrendered without full consideration paid therefor, or that are reacquired by the Company after issuance without full consideration paid therefor, will again be available for Awards under the Incentive Plan. In addition, any shares of our Common Stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by us, or with which we combine (which we refer to as “Substitute Awards”) will not be counted against the shares available for delivery under the Incentive Plan. The maximum number of shares that may be subject to incentive stock options granted under the Incentive Plan, as revised, is also increased by 1,200,000 shares to 1,950,000 shares.

Adjustments. If a fundamental corporate event occurs (as further described in the Incentive Plan), our Compensation Committee may, as it deems appropriate, and subject to certain exceptions, adjust the number and kind of our shares that may be delivered under the Incentive Plan in the future and the number and kind of shares and the grant, purchase or exercise price, if applicable, under all outstanding Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan. Cash payments to the holders of outstanding Awards may also be made in such cases.

Grants Under the Incentive Plan

Stock Options. Our Compensation Committee may grant options to purchase shares of our Common Stock under the Incentive Plan in the form of non-statutory stock options (which we refer to as NSOs) and incentive stock options (which we refer to as ISOs). These options may contain any terms that our Compensation Committee determines in accordance with the Incentive Plan. The exercise price will not be less than 100% of the fair market value of a share of our Common Stock on the date of grant. Our Compensation Committee will have the discretion to determine the terms and conditions upon which options shall be exercisable, however, the period for exercising the option may never extend beyond 10 years from the date of grant. The Compensation Committee will determine the vesting conditions for stock options. A time-based condition requires that the Eligible Recipient be employed or otherwise in the service of the Company or its affiliates for a certain amount of time in order for the award to vest. A performance-based condition requires that certain performance criteria be achieved in order for the award to vest. Historically, the Compensation Committee has granted stock options under the Incentive Plan that are only subject to time-based vesting.

Restricted Stock and Restricted Stock Units. Our Compensation Committee may grant Eligible Recipients restricted stock units that provide a contractual right to receive shares of our Common Stock or cash based on the fair market value of the related shares at the end of a restricted period determined by our Compensation Committee, which restricted period is generally expected to be three years or more. Our Compensation Committee also may grant shares of restricted stock that are nontransferable and subject to substantial risk of forfeiture during the applicable restricted period. Our Compensation Committee shall have the discretion to provide that Awards of restricted stock and restricted stock units will vest, if at all, upon the (i) employee’s continued employment, or director or consultant service during the relevant restricted period as determined by our Compensation Committee and/or (ii) attainment or partial attainment of performance objectives or performance goals determined by our Compensation Committee. In general, an employee who has been granted restricted stock, the vesting restrictions of which relate solely to the passage of time and continued employment, will from the date of grant have the benefits of ownership in respect of such shares, including the right to receive dividends and other distributions thereon, subject to the restrictions set forth in the Incentive Plan and in the instrument evidencing such Award. With respect to any performance period, no Eligible Recipient may be granted Awards of incentive stock or incentive units which vest upon the achievement of performance objectives in respect of more than 500,000 shares of our Common Stock or, if such Awards are settled in cash, the fair market value of such shares determined at the time of payment (each subject to adjustment as described above).

With respect to any Award of restricted stock or restricted stock units made to one of our Eligible Recipients that our Compensation Committee determines will vest based on the achievement of “performance goals”, such performance goals shall relate to at least one of the following criteria, which may be determined solely by reference to our performance or the performance of a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income, (ii) earnings before income taxes, (iii) earnings per share, (iv) return on stockholders’ equity, (v) expense management, (vi) profitability of an identifiable business unit or product, (vii) revenue growth, (viii) earnings growth, (ix) total stockholder return, (x) cash flow, (xi) return on assets, (xii) pretax operating income, (xiii) net economic profit (operating earnings minus a charge for capital), (xiv) customer satisfaction, (xv) provider satisfaction, (xvi) employee satisfaction, (xvii) strategic innovation, or (xviii) any combination of the foregoing.

The vesting of restricted stock or restricted stock units may also be based on the achievement of “performance objectives,” which may include any measure of our business performance or the business performance of a division or affiliate, including, the growth in book or market value of capital stock, the increase in the earnings in total or per share, or any other financial or non-financial indicator as specified by our Compensation Committee.

Dividend Equivalents. Our Compensation Committee grant Eligible Recipients dividend equivalents, under which the holder will be entitled to receive payments equivalent to dividends with respect to a number of shares of Common Stock, as determined by our Compensation Committee. Our Compensation Committee may provide that dividend equivalents may be reinvested in our Common Stock or otherwise reinvested.

Other Stock-Based Awards. The Incentive Plan also authorizes our Compensation Committee to grant other stock-based awards to Eligible Recipients.

Limitation on Awards. No Eligible Recipient may be granted Awards covering more than 500,000 shares of our Common Stock in respect of any one-year period in which the Incentive Plan is in effect (subject to adjustment as described above).

Effect of Awards on Termination of Employment. The Incentive Plan contains default provisions for the treatment of Awards of options, restricted stock, restricted stock units and dividend equivalents upon the death, retirement, or other termination of employment of the Eligible Recipient; however, the Compensation Committee generally has broad discretion to determine the specific terms and conditions of each Award and any rules applicable thereto, including but not limited to the treatment of Awards upon such terminations.

Change of Control. Upon a Change of Control of the Company (as such term is defined in the Incentive Plan), the following will apply:

●	Outstanding options will become immediately and fully exercisable.

●	Restrictions applicable to restricted stock and restricted stock units will terminate and be deemed fully satisfied, and the shares underlying the Awards will be released.

●	Holders of outstanding dividend equivalents shall be entitled to surrender such Award and receive payment equal to the amount that would have been paid over the remaining term of the dividend equivalent, as determined by the Compensation Committee.

Award Agreement. The terms of each Award are to be evidenced by a written instrument delivered to the Eligible Recipient.

Transferability. Unless our Compensation Committee expressly permits Eligible Recipients to designate beneficiaries who may exercise the rights of such recipient with respect to any Award upon the death of the Eligible Recipient, Awards under the Incentive Plan may not be assigned or transferred except by will or the laws of descent and distribution.

Amendment or Termination. Except to the extent prohibited by applicable law, our Board may terminate, amend or suspend the Incentive Plan at any time without the consent of any stockholder, participant in the Incentive Plan, or any other holder or beneficiary of an Award; provided, that if the termination, amendment or suspension will impair the rights of any participant in the Incentive Plan, or other holder or beneficiary of an Award, approval of the affected participant shall be required. Subject to the Compensation Committee’s authority to extend previously granted Awards, no Award may be granted under the Incentive Plan after the tenth anniversary of the date the First Amendment is approved by our stockholders. No amendment to the Incentive Plan that would increase the total number of shares available for Awards under the Incentive Plan may be made without stockholder approval, except if a fundamental corporate event occurs (as further described in the Incentive Plan). Subject to certain limitations set forth in the Incentive Plan, our Compensation Committee may amend the term of the Award granted, retroactively or prospectively, but no amendment may adversely affect any Award without the holder’s consent.

Certain Federal Income Tax Consequences. Under currently applicable federal income tax law, an Eligible Recipient will receive no taxable income upon the grant of a non-qualified stock option (NSO) or an incentive stock option (ISO). When an Eligible Recipient exercises an NSO, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be ordinary income to the Eligible Recipient, and his or her employer, generally, will be allowed a federal income tax deduction in the same amount. When an Eligible Recipient exercises an ISO while employed or within three months after termination of employment (one year for disability), no income will be recognized upon exercise of the ISO and his or her employer, generally, will not be allowed a federal income tax deduction at such time. However, the favorable regular tax treatment that applies to an ISO does not apply for alternative minimum tax (AMT) purposes. An Eligible Recipient who exercises an ISO will generally recognize AMT income in the year of exercise in an amount equal to the excess of the fair market value of the stock on the exercise date over the exercise price (unless the stock acquired through exercise of the ISO is disposed of in the same tax year). If the Eligible Recipient holds shares acquired for at least one year after exercise and two years after the grant of the ISO, the excess of the amount realized upon disposition of the shares over the exercise price paid is treated as long-term capital gain for the Eligible Recipient, and the Eligible Recipient’s employer is not allowed a federal income tax deduction. A sale or other exchange of the underlying stock before the end of either of the required holding periods will be a “disqualifying disposition” which will generally result in the Eligible Employee being taxed on the gain derived from the exercise of an ISO as though it were an NSO, and the Eligible Employee’s employer, generally, will be allowed a federal income tax deduction in the same amount. Special rules apply if the exercise price is paid in shares.

Code Section 162(m). Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code was historically not subject to the deduction limit if the compensation satisfied the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. No grants made after such date under the Incentive Plan will be intended to qualify for the performance-based exception.

New Plan Benefits. The amount or type of grants that will be allocated to or received by any person or group of persons under the Incentive Plan cannot be determined at this time.

Existing Plan Benefits. Pursuant to SEC rules, the following table lists the number of shares subject to options (exercised and unexercised) granted from June 13, 2017 (when the Incentive Plan was first adopted by our Board) through the date hereof that count against the maximum share authorization under the Incentive Plan. These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised.

Name and Position		Number of Shares
Stavros G. Vizirgianakis	Chief Executive Officer	219,005
Joseph P. Dwyer	Chief Financial Officer	207,736
Allan Staley	President	33,035
Sharon Klugewicz	Chief Operating Officer	27,921
Robert S. Ludecker	Senior Vice President, Surgical Sales	61,502
Linwood Staub	Senior Vice President, Wound Sales	19,502
Michael Koby	Director	11,940
Paul LaViolette	Director	11,940
Thomas M. Patton	Director	26,940
Gwendolyn A. Watanabe	Director	26,940

All current executive officers as a group		568,701
All current non-employee directors as a group		77,760
All employees as a group,excluding executive officers		100,539

The Company’s Board of Directors recommends a vote FOR the proposal to approve the First Amendment to the Misonix, Inc. 2017 Equity Incentive Plan.